Exhibit 1.3

                                 AMENDMENT #3 TO
                             RESCISSION/DISTRIBUTION
                             BROKER/DEALER AGREEMENT

          THE RESCISSION/DISTRIBUTION BROKER/DEALER AGREEMENT (the "Agreement") made and entered into as of the 31st day of March 2000 and amended the 3rd day of May, 2000 and the 31st day of October, 2000, by and between Mountain States Capital, Inc., an Arizona corporation (the "Company"), and Heritage West Securities, Inc., an Arizona corporation (the "Broker/Dealer"), is hereby further amended this 15th day of February, 2001. The Agreement is hereby amended as follows:

          SECTION #4 (E) OF THE AGREEMENT IS AMENDED TO READ:

     (e) The Broker/Dealer's fee for all New Notes issued pursuant to the Registration Statement shall be as follows:

          (i) Six Percent (6%) of the face amount of all New Note subscriptions where the offeree: (a) is not a current or past New Note holder; (b) is identified by the Broker-Dealer; and (c) does not have an existing relationship with, or was not identified by, the Company.

          (ii) Six Percent (6%) of the face amount of all New Note subscriptions where the offeree is a current or past New Note holder, but is not, and has not ever been, identified by the Company, and is not a Rescission Offeree.

          (iii) No fee on all New Notes subscriptions where the offeree is a Rescission Offeree who is applying his or her Outstanding Note balance toward the purchase of the New Notes.

          (iv) One Half Percent (1/2%) of the face amount of all New Note subscriptions that are issued pursuant to the Registration Statement and do not fall into one of the three categories described in subparagraphs 4(e)(i), (ii) or (iii) above.

          If the Company and the Broker/Dealer agree that other broker-dealers are to be utilized in the further distribution of the New Notes, then fees to the Broker/Dealer and the other broker-dealers will be negotiated amongst the parties on a case-by-case basis, but the total fees for any one sale transaction shall not exceed 6% of the face amount of the New Note(s) sold.

          All fees under this Section 4(e) shall be payable in full, ten (10) days after the date of the Company's receipt of fully-collected subscription proceeds for the New Notes.

          The Agreement is not otherwise amended except as expressly set forth herein.

          IN WITNESS WHEREOF, the parties hereto have caused this amendment to the Agreement to be executed the day and year set forth above.


MOUNTAIN STATES CAPITAL, INC.           HERITAGE WEST SECURITIES, INC.


By: /s/ Chad Collins                    By: /s/ Paul F. Arutt
    --------------------------------        ------------------------------------
    Chad Collins, President                 Paul F. Arutt, President